Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, the end of the period covered by this Annual Report on Form 10-K, Keen Vision Acquisition Corporation (the “Company,” “we,” “us,” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Company’s ordinary shares, $0.0001 par value (“ordinary shares”), warrants, each exercisable for one ordinary share at an exercise price of $11.50 per share (“warrants”), and units comprised of one ordinary share and one redeemable warrant.

General

We are a company incorporated in the BVI on June 18, 2021, under the original name of Central Acquisition Limited as a BVI business company (company number 2066579). On September 8, 2021, we changed our name to Keen Vision Acquisition Corporation. Our affairs are governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the BVI. We are currently authorized to issue a maximum of 500,000,000 shares of a single class, each with par value of $0.0001. The following description summarizes certain terms of our shares as set out more particularly in our amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one ordinary share and one redeemable warrant. Each redeemable warrant entitles the holder thereof to purchase one ordinary share. The exercise price of the warrants is $11.50 per full share and the warrants shall expire on the five-year anniversary of the consummation of the initial business combination.

Our units began to trade on Nasdaq, under the symbol “KVACU” on July 25, 2023. On September 14, 2023, the Company announced that holders of its units may elect to separately trade the ordinary shares and warrants included in its units, commencing on or about September 15, 2023. The ordinary shares and warrants started trading on the Nasdaq under the symbols “KVAC,” and “KVACW,” respectively.

Ordinary Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them immediately prior to this offering and any shares purchased in this offering or following this offering in the open market in favor of the proposed initial business combination.

We will proceed with the initial business combination only if we have net tangible assets of at least $5,000,001 upon consummation of such initial business combination or otherwise we are exempt from the provisions of Rule 419 promulgated under the Securities Act, and a majority of the ordinary shares voted are voted in favor of the initial business combination. At least ten days’ notice must be given for each general meeting (although we will provide whatever minimum number of days are required under federal securities laws). Shareholders may vote at meetings in person or by proxy.

The members of our board of directors serve until the next annual general meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all directors.

Pursuant to our amended and restated memorandum and articles of association, if we do not consummate an initial business combination by 9 months (or 15 months or up to 21 months if we extend such period as described in more detail in this prospectus) from the consummation of this offering, we will, as promptly as possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the trust account, including interest (net of taxes payable), pro rata to our public shareholders by way of redemption of their shares and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account shall be effected as required by function of our amended and restated memorandum and articles of association and prior to commencing any voluntary liquidation. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their insider shares upon our winding up, liquidation and subsequent dissolution.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their public shares converted to cash equal to their pro rata share of the trust account if they vote on the proposed initial business combination and the initial business combination is completed. Public shareholders who convert their public shares into their portion of the trust account still have the right to exercise the redeemable warrants that they received as part of the units.

Register of Members

Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent Continental Stock Transfer & Trust Company, which will enter the name of Cede & Co in our register of members on the closing of this offering as nominee for each of the respective public shareholders. If (1) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (2) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Redeemable Warrants

Each redeemable warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the later of the completion of an initial business combination and one (1) year from the effective date of this registration statement. However, except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire on the five-year anniversary of the consummation of the initial business combination.

We may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.50 per share, as adjusted for share splits, share capitalizations, rights, issuances, subdivisions, reorganizations, recapitalizations, and the like, for any 20 trading days within a 30 trading days period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-days trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of ordinary shares equal to the quotient obtained by dividing (1) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (2) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of the majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.9% of the ordinary shares issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying ordinary shares and not be able to take advantage of this provision.

Private Warrants

The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. The private warrants (including the ordinary shares issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except as described herein).

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any dividends subsequent to an initial business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004.

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